Exhibit 10.5

                                   [***]TEXT   OMITTED   AND  FILED   SEPARATELY
                                   CONFIDENTIAL TREATMENT REQUESTED

Midland Credit Management, Inc.
5775 Roscoe Court
San Diego, CA 92123-1356

September 19, 2002

Cathleen B. Knight
Senior Vice President
Daiwa Securities America Inc.
32 Old Slip
New York, NY 10005-3538

Dear Cathy:

MCM wants to respond to your request to bid on the portfolio currently serviced by our company. In addition, we want to suggest an alternative to sales that would allow for the continuation of the outstanding collection efforts on your portfolio.

First, MCM is willing to purchase the portfolio from Daiwa for $[***]. The transaction would be an "as-is" transaction with Daiwa not having to support MCM in any way after the purchase. We believe this is a fair price for the portfolio given its age. We would like the transaction to occur on October 1, 2002 and our offer is subject to obtaining lender approval. This offer will change with the passage of additional time.

If that option is not acceptable to Daiwa, then we need to examine our current servicing arrangement. Given the age of the paper, both the cost to collect and the market rate for collecting this type of paper exceed our servicing fee. As a result, we are exhausting your receivables at a very rapid rate. Therefore, we need to adjust the servicing fee to [***] immediately to avoid a rapid decline in collections.

As we stated in our meeting last month, it is our goal to continue to provide
Daiwa with the best servicing possible. However, we cannot continue to lose money on the relationship. We hope that one of the options listed above will be acceptable to your company. Please let me know if I can answer any questions.

Sincerely,

/s/ J. Brandon Black

J. Brandon Black
Chief Operating Officer

[***] Omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.